EXHIBIT 99.1

Superconductor Technologies Inc. Reports Third Quarter 2010 Results

SANTA BARBARA, Calif., Nov. 10, 2010 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (Nasdaq:SCON) ("STI"), a world leader in the development and production of high temperature superconducting (HTS) materials and associated technologies, reports results for the quarter and nine months ended October 2, 2010.

Total net revenues for the third quarter were $2.0 million, compared to $2.4 million in the second quarter of 2010 and $4.3 million in the year ago third quarter. Net commercial product revenues for the third quarter of 2010 were $1.8 million, compared to $1.7 million in the second quarter of 2010 and $3.0 million in the third quarter of 2009. Government and other contract revenue totaled $144,000 during the 2010 third quarter, compared to $631,000 for the second quarter of 2010 and $1.3 million for the third quarter of 2009.

Jeff Quiram, STI's president and chief executive officer, said, "Commercial product sales were up slightly sequentially. However, we continue to see conservative spending by our large carrier customers on performance enhancement solutions for their existing networks. As the new 4G data networks begin to be deployed, our LTE base station product is completed and we are prepared to fulfill orders at this time. We also successfully completed the SURF 2 development program for the United States government and have re-assigned those technical resources to our 2G HTS wire initiative."

"Our future focus is creating shareholder value by utilizing our HTS expertise to capture a significant share of the global market for 2G HTS wire in existing and emerging power transmission and generation applications," continued Quiram. "Our current product roadmap consists of wire designs for AC power cable, fault current limiters and large wind turbines, all of which are large markets where we believe the advantages of HTS wire are already recognized by the industry. We are currently producing HTS wire in one meter lengths and continue to make good progress towards delivering samples for testing by prospective customers over the next few months, after which we can begin to establish our future commercial relationships."

Net loss for the third quarter was $3.4 million, as compared to a net loss of $3.1 million in the second quarter of 2010 and $1.8 million in the third quarter of 2009. Net loss per share was $0.14, compared to a net loss of $0.14 per share in the second quarter of 2010 and a net loss of $0.08 per share in the year ago period.

For the nine-month period ending October 2, 2010, total net revenues were $7.8 million, compared to $8.6 million for the first nine months of 2009. Net commercial product revenues for the nine months of 2010 were $5.9 million and the same for the year ago period. STI recorded $1.9 million in government and other contract revenues for the nine months of 2010, compared to $2.7 million for the nine months of 2009. The net loss for the nine months of 2010 was $9.0 million, compared to $9.5 million in the year ago period. The net loss was $0.40 per share for the first nine months in 2010 compared to $0.50 net loss per share for the same period in 2009.

As of October 2, 2010, STI had $9.4 million in working capital, including $8.3 million in cash and cash equivalents. During the quarter, STI received net proceeds of $5.2 million from an underwritten offering of common stock.  Shortly after the quarter ended, STI received an additional $830,000 in net proceeds from the exercise of the over-allotment option relating to that offering. As of quarter end, STI had a commercial product backlog of $106,000, compared to $679,000 at the end of the second quarter of 2010 and $95,000 at the end of the year-ago quarter.

Investor Conference Call

STI will host an investor conference call today at 11:00 a.m. ET / 8:00 a.m. PT, November 10, 2010.  The call will be accessible live by dialing 866-225-8754 at least 10 minutes before the start of the conference. International participants may dial 480-629-9692. The conference ID is #4378077. A telephone replay will be available until midnight ET on November 15th by dialing 800-406-7325 or 303-590-3030, and entering pass code 4378077#. The call will also be simultaneously webcast and available on STI's web site at http://www.suptech.com.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc., headquartered in Santa Barbara, CA, has been a world leader in HTS materials since 1987, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than a decade, STI has been providing innovative interference elimination and network enhancement solutions to the commercial wireless industry. The company is currently leveraging its key enabling technologies, including RF filtering, HTS materials and cryogenics to develop energy efficient, cost-effective and high performance second generation (2G) HTS wire for existing and emerging power applications, to develop applications for advanced RF wireless solutions and innovative adaptive filtering, and for government R&D.  Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol "SCON." For more information about STI, please visit http://www.suptech.com.

The Superconductor Technologies Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3963

Safe Harbor Statement

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties, including without limitation, the risk that this offering will not close. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; the limited number of potential customers; the limited number of suppliers for some of our components; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; fluctuations in product demand from quarter to quarter; the impact of competitive filter products, technologies and pricing; manufacturing capacity constraints and difficulties; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers, such as the current worldwide recession.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2009 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Contact

For further information please contact Investor Relations, invest@suptech.com, Kirsten Chapman or Cathy Mattison, of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.

- Tables to Follow -

SUPERCONDUCTOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009

Net revenues:
Net commercial product revenues	$ 1,830,000	$ 2,985,000	$ 5,901,000	$ 5,893,000
Government and other contract revenues	144,000	1,307,000	1,857,000	2,708,000

Total net revenues	1,974,000	4,292,000	7,758,000	8,601,000

Costs and expenses:
Cost of commercial product revenues	2,110,000	2,947,000	6,464,000	7,186,000
Cost of government and other contract revenue	86,000	993,000	1,095,000	2,227,000
Research and development	1,507,000	902,000	3,998,000	2,984,000
Selling, general and administrative	1,622,000	1,629,000	5,338,000	5,164,000

Total costs and expenses	5,325,000	6,471,000	16,895,000	17,561,000

Loss from operations	(3,351,000)	(2,179,000)	(9,137,000)	(8,960,000)

Other Income and Expense
Noncontrolling interest in joint venture	--	(30,000)	--	(117,000)
Adjustments to fair value of derivatives	2,000	393,000	171,000	(387,000)
Interest income	2,000	4,000	4,000	21,000
Interest expense	(7,000)	(7,000)	(21,000)	(25,000)

Net loss	$ (3,354,000)	$ (1,819,000)	$ (8,983,000)	$ (9,468,000)

Basic and diluted loss per common share	$ (0.14)	$ (0.08)	$ (0.40)	$ (0.50)

Weighted average number of common
shares outstanding	23,335,955	21,621,035	22,334,644	19,116,136

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	October 2,	December 31,
	2010	2009
	(Unaudited)	(See Note)
ASSETS

Current Assets:
Cash and cash equivalents	$ 8,275,000	$ 10,365,000
Accounts receivable, net	250,000	462,000
Inventory, net	2,396,000	2,644,000
Prepaid expenses and other current assets	493,000	445,000
Total Current Assets	11,414,000	13,916,000

Property and equipment, net of accumulated depreciation of
$21,760,000 and $21,076,000, respectively	1,457,000	1,832,000
Patents, licenses and purchased technology, net of accumulated amortization
of $2,466,000 and $2,384,000, respectively	2,236,000	2,163,000
Other assets	205,000	215,000
Total Assets	$ 15,312,000	$ 18,126,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 817,000	$ 467,000
Accrued expenses	1,128,000	671,000
Fair value of warrant derivative	--	171,000
Current portion of capitalized lease obligations and long term debt	34,000	50,000
Total Current Liabilities	1,979,000	1,359,000

Other long term liabilities	607,000	526,000
Total Liabilities	2,586,000	1,885,000

Stockholders' Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized,
611,523 shares issued and outstanding	1,000	1,000
Common stock, $.001 par value, 250,000,000 shares authorized,
26,617,408 and 22,512,033 shares issued and outstanding, respectively	27,000	23,000
Capital in excess of par value	247,346,000	241,882,000
Accumulated deficit	(234,648,000)	(225,665,000)
Total Stockholders' Equity	12,726,000	16,241,000
Total Liabilities and Equity	$ 15,312,000	$ 18,126,000

Note-December 31, 2009 balances were derived from audited financial statements
SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended
	October 2, 2010	September 26, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (8,983,000)	$ (9,468,000)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	766,000	1,143,000
Stock-based compensation expense	822,000	843,000
Provision for excess and obsolete inventories	270,000	192,000
Noncontrolling interest in joint venture	--	117,000
Fair value of derivatives	(171,000)	387,000
Changes in assets and liabilities:
Accounts receivable	212,000	(670,000)
Inventory, net	(22,000)	2,024,000
Prepaid expenses and other current assets	(48,000)	(710,000)
Patents, licenses and purchased technology	(154,000)	(123,000)
Other assets	8,000	309,000
Accounts payable, accrued expenses and other long-- term liabilities	873,000	838,000
Net cash used in operating activities	(6,427,000)	(5,118,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in joint venture	--	(8,000)
Purchases of property and equipment	(309,000)	(183,000)
Net cash used in investing activities	(309,000)	(191,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares for withholding obligations	(573,000)	--
Net proceeds from the sale of common stock	5,219,000	10,456,000
Net cash provided by (used in) financing activities	4,646,000	10,456,000

Net increase (decrease) in cash and cash equivalents	(2,090,000)	5,147,000
Cash and cash equivalents at beginning of period	10,365,000	7,569,000
Cash and cash equivalents at end of period	$ 8,275,000	$ 12,716,000